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                                                                      Exhibit 15


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 10, 2001, except as to the matters described in Note 4 which is as of August 6, 2001, on our review of interim financial information of Arch Capital Group Ltd., (issued pursuant to the provisions of Statement of Auditing Standards No. 71), for the period ended March 31, 2001 and included in this quarterly report on Form 10Q/A is incorporated by reference in the Registration Statement on Form S-3 (Registration # 33-34499) and in the Registration Statements on Form S-8 (Registration No. 33-99974 and Registration No. 333-86145).

Very truly yours,


/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
Hamilton, Bermuda
August 8, 2001